EXHIBIT 21.1

MAXIMUS, Inc.

List of Subsidiaries

As of September 30, 2015

Name*	Jurisdiction of Incorporation/Organization
2020 Company, LLC	Illinois
Acentia, LLC	Maryland
Cheviot Recruitment Ltd	England & Wales
Health Management Limited	England & Wales
Interactive Technology Solutions, LLC	Maryland
InSysCo, Inc.	Virginia
ITSolutions Net Holding Corporation	Delaware
ITSolutions Net Inc.	Delaware
ITEQ Holding Company, Inc.	Maryland
MAXIMUS BC Health, Inc.	British Columbia
MAXIMUS BC Health Benefit	British Columbia
MAXIMUS Canada, Inc.	Canada
MAXIMUS Companies Limited	England & Wales
MAXIMUS Federal Services, Inc.	Virginia
MAXIMUS Health Services, Inc.	Indiana
MAXIMUS HHS Holdings Limited	England & Wales
MAXIMUS Properties LLC	Virginia
MAXSolutions Pty Limited	Australia
Policy Studies, Inc.	Colorado
PSI Services Holding, Inc.	Delaware
Remploy Ltd	England & Wales
The Center for Health and Disability Assessments Ltd	England & Wales

*                                         The names of other subsidiaries have been omitted from this list because, considered in the aggregate, they would not constitute a significant subsidiary under Securities and Exchange Commission Regulation S-X, Rule 1-02(w).